EXHIBIT 10.20

WAIVER OF RIGHTS

In connection with the Loan (the "Loan") in the amount of $1,400,000 pursuant to the Loan Agreement by and between **WODKA, LLC** ("Wodka") and **CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD.** ("Lender") dated as of the date hereof (the "Loan Agreement") **and in acknowledgement that Lender would not make the Loan without this Waiver, VAN WAGNER COMMUNICATIONS, LLC,** a New York limited liability company ("Van Wagner"), for good and valuable consideration hereby irrevocably agrees that during the applicable Effective Period, without further documentation required on behalf of Van Wagner, agrees and waives the following rights pursuant to the Amended and Restated Limited Liability Company Agreement of Wodka, LLC dated as of August 9, 2010 (the "Operating Agreement").

The Effective Period with respect to paragraphs A, B and C below shall commence on the date that Lender succeeds to the interest of **PANACHE, LLC** ("Panache") in Wodka in accordance with the terms of the Loan Agreement and the Pledge Agreement through a bonafide foreclosure; provided that, the effectiveness of this Waiver is conditioned on Lender's compliance with the notice requirements to and cure rights of Van Wagner set forth in Section 8.1 of the Loan Agreement and shall automatically terminate on the date that the Loan is no longer outstanding.

(A) In any meeting or action of the Board of Managers in accordance with the Operating Agreement, including actions by the Board pursuant to Sections 5.3(b), 5.3(c) and Section 7.5 thereof, a simple majority vote of the Managers shall control with respect to all decisions. The affirmative vote of or consent by Van Wagner's Designee shall no longer be required.

(B) Van Wagner waives any right of first refusal with respect to a sale of Lender's Interests. Lender must provide Van Wagner with ten (10) days' prior written notice of any sale of its Interests. For the avoidance of doubt, Van Wagner retains its "tag along" rights set forth in Section 7.4. of the Operating Agreement. Both Van Wagner and Lender retain the "drag along" rights set forth in Section 7.4 of the Operating Agreement.

(C) The Van Wagner Designee waives any right as set forth in the Operating Agreement to require that the Company deliver an opinion as a condition of a transfer of Interest in the Company.

The Effective Period with respect to paragraphs D and E shall commence upon execution of this Waiver and shall automatically terminate on the date that the Loan is no longer outstanding.

(D) Van Wagner will not vote its interest in Wodka to authorize the issuance of additional Interests in Wodka unless sufficient additional Interests will be pledged to Lender so that Lender will maintain a pledge of at least 65.5% of the Interests in Wodka after such issuance.

In witness hereof the parties have hereunto set their hands and signatures in counterparts effective as of the day and year first above written. A facsimile signature shall be constituted as an original.

VAN WAGNER COMMUNICATIONS, LLC

By: ______________________________

Name: Jordan B. Schaps
Title: President, New York Outdoor and
Executive Vice President